Exhibit 99.1

July 23, 2008

NORTHWEST PIPE REPORTS RECORD RESULTS

Vancouver, WA, July 23, 2008...Northwest Pipe Company (NASDAQ: NWPX) today reported record sales, earnings and backlog for the second quarter of 2008. Sales in the second quarter ended June 30, 2008 were $112.1 million compared to $101.9 million in the same quarter of 2007. Net income in the quarter was $8.4 million, compared to $5.7 million in the second quarter of 2007. Per share earnings were $0.90 in the second quarter of 2008 compared to $0.61 per share in 2007.

Summary of Previous Project Announcements

Over the past three months, the Company announced the following major projects:

•	$22.0 million Prairie Waters Project for the City of Aurora, Colorado

•	$19.0 million for the Lewis and Clark Regional Water System in South Dakota

•	$10.6 million energy products order for domestic gas gathering pipe and pipe for a storage tank farm in Ghana

•	$8.0 million for the Alternative Intake Project Pipeline for the Contra Costa Water District in California

Water Transmission Results

Revenues for the Water Transmission Group were $74.9 million in the second quarter of 2008 compared to $73.0 million in 2007. Gross profit in 2008 was $14.8 million, or 19.7% of sales, compared to $15.2 million, or 20.8% of sales in 2007.

“The Water Transmission Group’s performance was solid throughout the quarter. Margins declined slightly compared to recent quarters, mainly due to increased raw material costs, but sales increased sequentially,” said Brian W. Dunham, president and chief executive officer of the Company.

Tubular Products Results

The Tubular Products Group’s sales were $37.2 million in the second quarter of 2008, compared to $28.9 million in the second quarter of 2007. Gross profit for the quarter was $9.8 million, or 26.4% of sales, compared to $3.6 million, or 12.5% of sales for 2007.

“The Tubular Products results are clearly outstanding,” said Dunham. “In spite of continuing concerns of a slowing economy, we have seen strong demand from the energy, agriculture and construction markets. Our costs are obviously higher due to increasing raw material costs, but the market has been strong enough so far to support prices that offset these cost increases.”

Outlook

The Company’s backlog is at an all-time high at $264 million, and the market continues to look very active over the balance of 2008. The Company continues to expect the second half of the year to be very strong. “Based on our backlog, and our current manufacturing schedules, we expect the Water Transmission Group’s production and revenues to be somewhat better in the second half of the year than those reported so far. Additionally, we expect the gross margin percentage in this group to stay at approximately the same level as we recorded in this quarter,” stated Dunham.

“While the Tubular Products Group’s performance may not match this outstanding quarter, we do anticipate strong sales and margins in this Group for the second half of the year,” continued Dunham. “Demand is still good throughout our product lines and is particularly strong in energy products.”

“The condition of the economy, rising steel costs, and rising fuel costs are all risk factors to our expectations,” continued Dunham. “At this time, we believe steel and fuel costs are likely to remain at elevated levels, but unlikely to increase significantly over the next several months. The economy needs to sustain its current levels in order to pass through these higher costs and, at this time, we do not expect any significant downturns in the segments we serve. Changes in these assumptions would, of course, impact our results.”

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of markets including construction, agriculture, energy, traffic and a variety of other commercial and industrial applications. The Company is headquartered in Vancouver, Washington and has ten manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

Conference Call

The Company’s second quarter 2008 earnings conference call will be held on Wednesday, July 23, 2008, at 8:00 a.m. PDT via live internet webcast. The conference broadcast can be accessed at the “Investor Relations” section of the Company’s website located at http://www.nwpipe.com. For those unable to listen to the live broadcast, a replay will be available at the Investor Relations section of the Company’s website (www.nwpipe.com) or by dialing 888-566-0620 approximately one hour after the event.

CONTACT:	Brian Dunham
Chief Executive Officer
360-397-6300

NORTHWEST PIPE COMPANY

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Net Sales:
Water Transmission	$74,861	$72,979	$138,730	$140,732
Tubular Products	37,245	28,918	67,379	51,901

Net Sales	112,106	101,897	206,109	192,633

Cost of Sales:
Water Transmission	60,083	57,815	109,499	111,774
Tubular Products	27,405	25,290	54,207	45,963

Total Cost of Sales	87,488	83,105	163,706	157,737

Gross Profit:
Water Transmission	14,778	15,164	29,231	28,958
Tubular Products	9,840	3,628	13,172	5,938

Gross Profit	24,618	18,792	42,403	34,896

Selling, General, and Administrative	9,285	7,973	17,246	15,275

Operating Income	15,333	10,819	25,157	19,621

Interest Expense, Net	1,329	1,833	3,135	3,437

Income Before Income Taxes	14,004	8,986	22,022	16,184

Provision for Income Taxes	5,605	3,324	8,576	5,988

Net Income	$8,399	$5,662	$13,446	$10,196

Basic Earnings per Share	$0.92	$0.63	$1.47	$1.14

Diluted Earnings per Share	$0.90	$0.61	$1.44	$1.11

Shares Used in Per Share Calculation:

Basic	9,151	8,940	9,119	8,932

Diluted	9,348	9,221	9,330	9,217

CONDENSED SELECTED BALANCE SHEET AND OTHER DATA (Unaudited)

(Dollar amounts in thousands)

	June 30, 2008	December 31, 2007
Assets:
Cash and Cash Equivalents	$164	$234
Trade and Other Receivables, Net	83,281	49,300
Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts	108,514	121,058
Inventories	71,783	62,805
Other Current Assets	9,246	10,487

Total Current Assets	272,988	243,884
Property and Equipment, Net	188,895	179,977
Other Assets	29,582	29,702

Total Assets	$491,465	$453,563

Liabilities:
Current Maturities of Long-Term Debt	$6,518	$5,851
Accounts Payable	46,982	41,684
Accrued Liabilities	15,920	12,311
Billings in Excess of Cost and Estimated Earnings on Uncompleted Contracts	5,579	2,514

Total Current Liabilities	74,999	62,360
Long-Term Note Payable to Financial Institution	67,824	54,415
Other Long-Term Debt, Less Current Maturities	34,228	38,921
Other Liabilities	42,204	41,585

Total Liabilities	219,255	197,281

Stockholders’ Equity	272,210	256,282

Total Liabilities and Stockholders’ Equity	$491,465	$453,563